Exhibit 10.62

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 11, 2004, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 400 Madison Avenue, Suite 15A, New York, New York 10017 (“Bank”) and AXS-ONE INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend funds to Borrower and Borrower shall repay Bank. The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.  Capitalized terms in this Agreement shall have the meanings set forth in Article 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code, to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                  Availability.  Bank shall make Advances not exceeding (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the outstanding balance of all undrawn or unreimbursed Letters of Credit, minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b)                                 Borrowing Procedure.  To obtain an Advance, Borrower must notify Bank (which notice shall be irrevocable) by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made.  If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B.  Bank shall credit Advances to Borrower’s deposit account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance, except to the extent such reliance was effected through gross negligence or willful misconduct by Bank.

(c)                                  Interest Rate.   The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the aggregate of the Bank’s Prime Rate and one half of one percent (0.5%), which interest shall be payable monthly, in arrears.

(d)                                 Termination; Repayment.  The Revolving Line terminates on the Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Provided that all Obligations hereunder have been repaid, the Borrower may terminate this Agreement without penalty or premium at any time upon not less than five (5) Business Days prior written notice to Bank.

2.1.2                     Letters of Credit Sublimit.

(a)                                  Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the FX Reserve, minus (iv) the outstanding balance of all Letters of Credit undrawn or unreimbursed, plus an amount equal to any Letter of Credit Reserves.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $1,000,000.00.  Borrower’s Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Maturity Date, or (ii) the occurrence of an Event of Default hereunder.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion, and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (“Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

(b)                                 The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, and such Letter of Credit Application.  Borrower shall indemnify, defend, protect,  and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except to the extent any such loss, cost, expense or liability was due to Bank’s gross negligence or willful misconduct.

(c)                                  Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for transfer to the country of which it is the currency.

(d)                                 Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit.  The amount of such reserve may be amended by Bank from time to time on notice to Borrower to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such reserve for as long as such letter of credit remains outstanding.

2.1.3                     Foreign Exchange Sublimit. The Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one (1) business day after the contract date (the “FX Forward Contract”).  Bank shall subtract 10% of each outstanding FX Forward Contract (the “F/X Reserve”) from the foreign exchange sublimit, which sublimit is a maximum of $1,000,000.00.  The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve.  Bank may terminate the FX Forward Contracts if an Event of Default occurs. The Obligations of Borrower relating to this section may not exceed: (i) the lesser of (A) the Revolving Line, or (B) the Borrowing Base, minus (ii) the outstanding balance of all undrawn or unreimbursed Letters of Credit, minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services).

2.1.4                     Cash Management Services Sublimit.  In Borrower’s sole discretion, Borrower may use up to $1,000,000.00 for the Bank’s Cash Management Services (the “Cash Management Services Sublimit”), which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such Cash Management Services (the “Cash Management Services”).  Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times, until repaid, reduce the amount otherwise available for Credit Extensions under the Revolving Line.  Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5                     Undisbursed Credit Extensions.  The Bank’s obligation to lend the undisbursed portion of the Revolving Line shall terminate if, in Bank’s sole discretion, there has been a Material Adverse Change.

2.2                               Overadvances.  If Borrower’s Obligations under Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i) the Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay in cash to Bank such excess, provided, however, that if such overage was due to the Bank’s changing any reserve or eligibility standard for an Eligible Account, Borrower shall have three (3) Business Days to pay such excess.

2.3                               Interest Rate.

(a)                                  Default Rate. After an Event of Default, Obligations shall bear interest at three percent (3.0%) above the rate effective immediately before the Event of Default.

(b)                                 Adjustment to Interest Rate.  The applicable interest rate hereunder shall increase or decrease when the Prime Rate changes.

(c)                                  360-Day Year.  Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

(d)                                 Debit of Accounts.  Bank may debit any of Borrower’s deposit or operating accounts at Bank for principal and interest payments when due, or any other amounts Borrower owes Bank hereunder or pursuant hereto, when due. Bank shall promptly notify Borrower after it debits Borrower’s accounts.  These debits shall not constitute a set-off.

(e)                                  Payments.  Interest is payable monthly on the first calendar day of each month.  Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue to the date of payment.

2.4                               Fees.  Borrower shall pay to Bank:

(a)                                  Commitment Fee.  A non-refundable commitment fee as follows: (i) $30,000.00 due and payable on the Closing Date which shall be deemed earned on the Closing Date, and (ii) if this Agreement has not been terminated, $30,000.00 due and payable on August 10, 2005 which shall be deemed earned on August 10, 2005; and

(b)                                 Letter of Credit Fee.  The Borrower shall pay the Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one percent (1.0%) per annum of the face amount of each Letter of Credit issued, upon the issuance or renewal of such Letter of Credit by the Bank; and

(c)                                  Unused Revolving Line Facility Fee.  In addition to the foregoing, as compensation for the Bank’s maintenance of sufficient funds available for such purpose, the Bank shall have earned a fee for so long as this Agreement is in effect and has not been terminated (the “Unused Revolving Line Facility Fee”), which fee shall be due and paid quarterly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by the Bank. The Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously paid to the Bank pursuant to this Section. Notwithstanding the foregoing, an Unused Revolving Line Facility Fee shall not be due provided that Borrower maintains an average for the subject quarterly period, of at least $800,000.00 in a non-interest bearing checking account with Bank. In the event that the Borrower does not maintain at least $800,000.00 in average balances with Bank, Borrower shall be entitled to a pro-rata fee reduction to the extent of the balances maintained in such accounts at bank, on average, during the subject quarterly period; and

(d)                                 Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Closing Date, when due.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  The Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                  this Agreement;

(b)                                 a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                                  Perfection Certificate by Borrower;

(d)                                 a legal opinion of Borrower’s counsel (authority and enforceability), in form and substance acceptable to Bank;

(e)                                  insurance certificate;

(f)                                    payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

(g)                                 Certificate of Foreign Qualification (New Jersey);

(h)                                 Certificate of Good Standing/Legal Existence (Delaware); and

(i)                                     such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  timely receipt of any Payment/Advance Form; and

(b)                                 the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Bank, the Collateral (except Excluded Collateral), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral (except Excluded Collateral), subject to Permitted Liens. The Collateral shall also be subject to permitted Subordinated Debt.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which the Borrower is the licensee which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition.

If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim in the aggregate amount of at least $100,000, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

The Bank covenants that so long as: (i) no Event of Default pursuant to Section 8.1 occurs and is continuing, (ii) no Event of Default pursuant to Section 8.5 occurs and is continuing, or (iii) the Bank has not accelerated any portion of the Obligations, Bank shall not, without the consent of Borrower, notify customers of Borrower as to assignment of accounts as collateral security or direct payment of accounts to any specific lockbox.

4.2                               Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization and Authorization.  Borrower and each domestic Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  In connection with this Agreement, the Borrower delivered to the Bank a certificate signed by the Borrower and entitled “Perfection Certificate”.  The Borrower represents and warrants to the Bank that: (a) the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower has none; and (d) the Perfection Certificate accurately sets forth the Borrower’s place of business, or, if more than one, its chief executive office as well as the Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete.  If the Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify the Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2                               Collateral.  Borrower has good title to the Collateral, free of Liens except Permitted Liens.  Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to the Bank in connection herewith.  The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse).  Except as hereafter disclosed to the Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank, not to be unreasonably withheld, and such bailee must acknowledge in writing that the bailee is also holding such Collateral for the benefit of Bank (in addition to the Borrower). Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. Borrower is the sole owner of or has all necessary rights and interests to the Intellectual Property, except for non-exclusive licenses (or exclusive licenses for a particular field of use or geographic area) granted to its customers in the ordinary course of business.

5.3                               Litigation.  Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4                               No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present, in accordance with GAAP, in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5                               Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not knowingly violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each domestic Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7                               Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8                               Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank by Borrower, or its agents, taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.  Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2                               Financial Statements, Reports, Certificates.

(a)                                  Borrower shall deliver to Bank:  (i) as soon as available, but no later than: (A) thirty (30) days after the last day of each month when a Credit Extension is requested or Obligations are outstanding, and (B) forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm, which is currently KPMG; (iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission which reports shall be deemed to have been delivered on the date on which Borrower posts any such report or provides a link thereto on Borrower’s website on the Internet; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; and (v) other financial information reasonably requested by Bank.

(b)                                 Within (i) thirty (30) days after the last day of each month when a Credit Extension is requested or Obligations are outstanding, and (ii) without duplication, forty-five (45) days after the last day of each quarter,  Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable (by invoice date).

(c)                                  Within (i) thirty (30) days after the last day of each month when a Credit Extension is requested or Obligations are outstanding, and (ii) without duplication, forty-five (45) days after the last day of each quarter, Borrower shall deliver to Bank with the financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d)                                 Allow Bank to audit Borrower’s Collateral at Borrower’s expense.  Such audits shall be conducted (prior to an Event of Default, at normal business hours) no more often than once every twelve (12) months (which shall not be the first calendar quarter, if no Event of Default has occurred or is continuing) unless an Event of Default has occurred and is continuing.  Notwithstanding the foregoing, Borrower shall allow Bank to audit Borrower’s Collateral at Borrower’s expense, prior to the earlier of: (i) the initial Credit Extension, or (ii) sixty (60) days after the Closing Date. If the results of such audit are not satisfactory to the Bank in its reasonable business discretion, the Bank may, on notice to Borrower, at its reasonable business discretion, reduce the amount of the Revolving Line, or not make any Credit Extensions hereunder, except pursuant to terms satisfactory to Bank.

6.3                               Taxes.  Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4                               Insurance.  Borrower shall keep its business and the Collateral insured for risks and in amounts as are customary for Borrower’s industry.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds received by the Bank under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property (and Bank shall execute such documentation as may be reasonably necessary to instruct the Borrower’s insurance company to release such proceeds from the Bank’s lien); provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of the Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.

6.5                               Accounts.

(a)                                  In order to permit the Bank to monitor the Borrower’s financial performance and condition, Borrower shall maintain with Bank, or an affiliate: (i) Borrower’s primary operating accounts, and (ii) all of Borrower’s depository and securities accounts. Borrower’s cash or securities in excess of that amount used for Borrower’s operations shall be maintained or administered through the Bank, or an affiliate.

(b)                                 Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank.  In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Bank’s request and option, pursuant to an agreement in form and substance acceptable to the Bank and the depository bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other salary, compensation, wage and benefit payments to or for the benefit of the Borrower’s employees and directors.  The Borrower shall have thirty (30) calendar days from the Closing Date to transfer the above-referenced accounts to Bank.

6.6                               Financial Covenants.

(a)                                  Adjusted Quick Ratio.  Borrower shall maintain at all times, to be tested as of the last day of each: (i) quarter, and (ii) month when a Credit Extension is requested or Obligations are outstanding, a ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.75 to 1.0.

 (b)                              EBITDA.  Borrower shall maintain, to be tested as of the last day of each quarter:  (i) beginning with the quarter ending September 30, 2004, EBITDA of at least: (A) ($500,000.00), for the three (3) month period ending September 30, 2004, (B) ($100,000.00), for the six (6) month period ending December 31, 2004, (C) $500,000.00, for the three (3) month period ending March 31, 2005, (D) $1,000,000.00, for the six (6) month period ending June 30, 2005, (E) $1,500,000.00, for the nine (9) month period ending September 30, 2005, (F) $2,000.000.00 for the twelve (12) month period ending December 31, 2005, (G) $500,000.00, for the three (3) month period ending March 31, 2006, and (H) $1,000,000.00 for the six (6) month period ending June 30, 2006, and (ii) beginning with the quarter ending June 30, 2005 and for each calendar quarter thereafter, EBITDA of at least $1.00, provided, however, that at any time or times during any one (1) quarter ending June 30, 2005 and thereafter through December 31, 2005, Borrower may have a maximum net EBITDA loss of no greater than $500,000,00 so long as the required EBITDA in clause (i) for the period ending in the quarter in which the loss was sustained continues to be satisfied.

6.7                               Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without the Bank’s prior written consent which shall not be unreasonably withheld or delayed.

7.1                               Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property including, without limitation, the Intellectual Property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses (or exclusive licenses for a particular field of use or geographical area) and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; or (iv) prior to an Event of Default, the sale of stock of Borrower’s Subsidiaries.

7.2                               Changes in Business, Ownership, or Business Locations.

(a)           (i) Engage in or permit any of its Subsidiaries to engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any business reasonably related, complementary, or incidental thereto or reasonable extensions thereof, or (ii) have a Change in Control, or (iii) the resignation or termination of the chief executive officer and the failure of Borrower to obtain a replacement within one hundred twenty (120) days thereafter.

(b)           Borrower shall not, without prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (ii) the Borrower (or the Subsidiary if the Borrower is not a party to such transaction) is the surviving legal entity; provided, however, that the total consideration paid, including assumption of indebtedness, in connection with such merger or acquisition shall not exceed $2,000,000.00. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.  The Collateral may also be subject to Permitted Liens.

7.6                               Distributions; Investments.  Other than Permitted Investments, directly or indirectly acquire or own any Person, or make any Investment in any Person, or permit any of its Subsidiaries to do so.

7.7                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8                               Subordinated Debt.  Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any material provision in any document relating to the Subordinated Debt, without Bank’s prior written consent not to be unreasonably withheld.

7.9                               Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8                                         EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1                               Payment Default.  Borrower fails to pay any of the Obligations within three (3) days after their due date. During such three (3) day period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such period);

8.2                               Covenant Default.  (i)  Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, or 6.7, or violates any covenant in Section 7;  or (ii)  Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment.  (i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) Business Days; (ii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iii) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (iv) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) Business Days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5                               Insolvency.  (i) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

8.6                               Other Agreements.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in the acceleration of the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could reasonably be expected to result in a Material Adverse Change;

8.7                               Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8                               Misrepresentations.  If any warranty or representation in this Agreement or in any writing delivered by or on behalf of Borrower to Bank shall have been incorrect in any material respect when made; and

8.9                               Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement and the Bank in its reasonable judgment, determines that such breach can reasonably be expect to adversely affect the Bank’s rights hereunder.

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  Demand that the Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and the Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account;

(e)                                  Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as

Bank designates to the extent not prohibited by applicable law. Borrower will not interfere with Bank entering any premises where the Collateral is located to take and maintain possession of any part of the Collateral. Bank may pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. To the extent it is not prohibited from doing so, Borrower grants Bank a license to enter and occupy any of its premises, without charge, to lawfully exercise any of Bank’s rights or remedies;

(f)                                    Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral in any commercially reasonably means;

(h)                                 Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(i)                                     Exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors; (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines to be commercially reasonable; (iv) make, settle, and adjust all claims under Borrower’s insurance policies; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Accounts Notification/Collection.  In the event that either: (i) an Event of Default pursuant to Section 8.1 occurs and is continuing, (ii) an Event of Default pursuant to Section 8.5 occurs and is continuing, or (iii) the Bank accelerates any portion of the Obligations, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.  After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4                               Bank Expenses.  Any reasonable amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable upon presentation of an invoice to Borrower with detail if obtainable, and shall bear interest at the then applicable rate and be secured by the Collateral.  No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5                               Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.6                               Demand Waiver.  Except as otherwise specifically provided herein, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10                                  NOTICES

All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below.  Either Bank or Borrower may change its notice address by giving the other party prior written notice.

If to Borrower:	AXS-ONE INC.
301 Route 17 North
Rutherford, New Jersey 07070
Attn: General Counsel
FAX: (201) 939-6955

with a conforming copy
(which shall not constitute
or be required as notice)
to:	Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Attn: Charles E. Dropkin, Esquire
FAX: (212) 969-2900

If to Bank:	Silicon Valley Bank
400 Madison Avenue, Suite 15A
New York, New York 10017
Attn: Mr. Michael Moretti
Fax: (212) 688-5994

with a conforming copy
(which shall not constitute
or be required as notice)
to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
FAX: (617) 880-3456

11                                  CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York City.  NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION REQUIRED TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12                                  GENERAL PROVISIONS

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.  Bank will provide notice of any assignment of Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.  Prior to an Event of Default, the Bank may only assign this Agreement to a commercial bank or financial institution (which is not a direct competitor of Borrower), except for assignments by Bank due to forced divestiture at the request of any regulatory agency or a sale of the Bank or its assets.

12.2                        Indemnification.  Borrower hereby indemnifies, defends and holds the Bank and its directors, officers, employees and agents harmless against:  (a) all obligations, demands, claims, and liabilities asserted by any other Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3                        Right of Set-Off.   Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank (including a Bank subsidiary) (to the extent not prohibited by applicable law) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower when due regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5                        Severability of Provision.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6                        Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by telecopy and delivery of executed copies of documents required by Section 3.1 by telecopy shall be as effective as delivery of a manually executed counterpart of each such document.

12.8                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9                        Confidentiality.              In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s Subsidiaries or Affiliates, to further the purposes of this Agreement or transactions contemplated hereby, whom Bank will cause to comply with this provision, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall obtain such prospective transferee or purchaser’s agreement to the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or rightfully in Bank’s possession when disclosed to Bank, or becomes part of the public domain, through no fault of the Bank, after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not reasonably know that the third party is prohibited from disclosing the information.

13                                  DEFINITIONS

13.1                        Definitions.  In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing of software and other technology) or provision of services, all credit insurance, guaranties, other security and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Advance” or “Advances” is a loan advance (or advances) under the Revolving Line.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all reasonable audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or storage or any equipment containing the information.

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank, in its reasonable business discretion, may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral upon five (5) Business Days notice to Borrower.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” is defined in Section 2.1.4.

“Cash Management Services Sublimit” is defined in Section 2.1.4.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which did not theretofore beneficially own at least 25% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than 25% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in New York, as amended and as may be amended and in effect from time to time.

 “Collateral” is any and all properties, rights and assets of the Borrower in which the Borrower obtains an interest, or the power to transfer rights, in the property described on Exhibit A, and excluding Excluded Collateral.

 “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement (valued at the net exposure), interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Credit Extension” is each Advance, Letter of Credit, F/X Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Deferred Revenue” is all amounts invoiced in advance of performance under contracts and not yet recognized as revenue.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, in accordance with GAAP.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2; but Bank, in its reasonable business judgment, may change eligibility standards by giving Borrower five (5) days prior notice.  Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a)                                  Accounts that the account debtor has not paid within ninety (90) days of invoice date;

(b)                                 Accounts for an account debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)                                  Credit balances over ninety (90) days from invoice date;

(d)                                 That portion of Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, except for Pfizer, for which the percentage shall be forty percent (40%) for the amounts that exceed that percentage, unless Bank otherwise approves in writing;

(e)                                  Accounts for which the account debtor does not have a principal place of business in the United States;

(f)                                    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)                                 Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)                                 Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)                                     Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)                                     Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the account debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)                                  Accounts for which Bank reasonably determines collection to be doubtful after inquiry and consultation with Borrower.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Excluded Collateral” is defined in Exhibit A.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.2.

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change”  is:  (i) a material adverse change in the results of operation or financial condition of Borrower; (ii) a material impairment of the value or priority of Bank’s security interest in the Collateral (except to the extent due to negligence, by omission or commission, of Bank or its agents); or (iii) Bank determines, based upon information available to it and in the exercise of commercial reasonableness, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” is August 9, 2006.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Permitted Indebtedness” is:

(a)                                  Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and shown on Schedule 7.6 hereto;

(c)                                  Subordinated Debt;

(d)                                 Indebtedness to trade creditors or to landlords incurred in the ordinary course of business or with respect to surety bonds and similar obligations in the ordinary course of business;

(e)                                  Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(f)                                    Indebtedness among Borrower and/or any of Borrower’s Subsidiaries;

(g)                                 Indebtedness with respect to documentary letters of credit;

(h)                                 Capitalized leases and purchase money Indebtedness secured by Permitted Liens;

(i)                                     Refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased;

(j)            Other Indebtedness in an amount not to exceed $250,000.00.

“Permitted Investments” are:

(a)                                  Investments shown on Schedule 7.4 hereto and existing on the Closing Date;

(b) (i)  Marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) certificates of deposit issued maturing no more than 1 year after issue;

(c)                                  Investments (including mergers, acquisitions, or joint ventures permitted by Section 7.3) approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d)                                 Investments in any of its Subsidiaries;

(e)           Investments consisting of deposit and investment accounts;

(f)            Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, licensing of software or the performance of services;

(g)           Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(h)           Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(i)                                     Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(j)                                     Payroll, travel and similar advances made in the ordinary course; and

(k)                                  Receivables owing to the Borrower or Subsidiary, if created in the ordinary course and dischargable in accordance with customary trade terms.

“Permitted Liens” are:

(a)                                  Liens existing on the Closing Date and shown on Schedule 7.5 hereto or arising under this Agreement or other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)                                  Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)           Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense;

(f)            Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(g)                                 Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(h)                                 Liens on insurance proceeds securing the payment of financed insurance premiums;

(i)                                     Customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement;

(j)                                     Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;

(k)                                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(l)                                     Carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(m)                               Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(n)                                 Deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money; and

(o)                                 Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, the Borrower’s unrestricted cash and net billed accounts receivable.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances of up to $4,000,000.00.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank in the exercise of commercial reasonableness.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(c).

[The remainder of this page is intentionally left blank]

The parties hereto have caused this Agreement to be executed under the laws of the State of New York as of the date first above written.

BORROWER:

AXS-ONE INC.

By	/s/ William G. Levering
Name:	William G. Levering
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Michael Moretti
Name:	Michael Moretti
Title:	SVP

S-1

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following (excluding Excluded Collateral):

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Excluded Collateral means (a) and (b) below:

(a) Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired and whenever and wherever arising, including all present and future common law and other rights in and to copyrights or copyrightable material in any medium throughout the world; any patents, trademarks, service marks, trade styles, trade names, all other source or business identification and design and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired; all inventions, designs, registrations, proprietary rights, Computron and AXS-One programs, source codes, object codes, data bases, and all other like intangible personal property at any time used in connection with the businesses of the Borrower (collectively, “Intellectual Property”); and

(b) Shares of stock in any Subsidiary of Borrower.

Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS 3:00 E.S.T.

Fax To: (617) 969-5965		Date:

LOAN PAYMENT:

AXS-ONE INC. (Borrower)

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 3:00 pm, E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower:	AXS-ONE INC.
Lender:	Silicon Valley Bank
Commitment Amount:	$4,000,000.00

ACCOUNTS RECEIVABLE
1.

Accounts Receivable Book Value as of

$

2.

Additions (please explain on reverse)

$

3.

TOTAL ACCOUNTS RECEIVABLE

$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.

Amounts over 90 days due

$

5.

Balance of 50% over 90 day accounts

$

6.

Credit balances over 90 days

$

7.

Concentration Limits

$

8.

Foreign Accounts

$

9.

Governmental Accounts

$

10.	Contra Accounts	$
11.	Promotion or Demo Accounts	$
12.	Intercompany/Employee Accounts	$
13.	Other (please explain on reverse)	$
14.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
15.	Eligible Accounts (#3 minus #14)	$
16.	LOAN VALUE OF ACCOUNTS (80% of #15)	$

BALANCES
17.	Maximum Loan Amount	$4,000,000.00
18.	Total Funds Available (Lesser of #17 or #16)	$
19.	Present balance owing on Line of Credit	$
20.	Outstanding under Sublimits (Letters of Credit, F/X, and Cash Management)	$
21.	RESERVE POSITION (#18 minus #19 and #20)	$

The undersigned represents and warrants that, this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

Received by:
COMMENTS:	AUTHORIZED SIGNER
Date:
Verified:
By:	AUTHORIZED SIGNER
Authorized Signer	Date:
	Compliance Status:	Yes	No

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:                            SILICON VALLEY BANK

FROM:         AXS-ONE INC.

The undersigned authorized officer of AXS-ONE INC. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending                        with all required covenants except as noted below and (ii) there are no Events of Default, and all representations and warranties in the Agreement are true and correct in all material respects on this date.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Interim financial statements with CC	Quarterly within 45 days*	Yes No
Annual (CPA Audited)	FYE within 120 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
BBC A/R Agings	Quarterly within 30 days*	Yes No

*Monthly w/in 30 days when borrowing.

Financial Covenant	Required		Actual	Complies
Minimum Adjusted Quick Ratio (quarterly*)	1.75:1.0		:1.0	Yes No
Minimum EBITDA
(quarterly - beginning quarter ending 6/30/05)	$1.00**		$	Yes No
(cumulative - beginning quarter ending 9/30/04)	($500,000)	7/1/04 thru 9/30/04	$	Yes No
	($100,000)	7/1/04 thru 12/31/04	$	Yes No
	$500,000	1/1/05 thru 3/31/05	$	Yes No
	$1,000,000	1/1/05 thru 6/30/05	$	Yes No
	$1,500,000	1/1/05 thru 9/30/05	$	Yes No
	$2,000,000	1/1/05 thru 12/31/05	$	Yes No
	$500,000	1/1/06 thru 3/31/06	$	Yes No
	$1,000,000	1/1/06 thru 6/30/06	$	Yes No

*Monthly when borrowing.

**except for any 1 of the last 3 quarters in 2005 during which Borrower may sustain a maximum net EBITDA  loss of no greater than $500,000.

BANK USE ONLY
Comments Regarding Exceptions: See Attached.	Received by:
Sincerely,		AUTHORIZED SIGNER
Date:
SIGNATURE
Verified:
TITLE	AUTHORIZED SIGNER
Date:
DATE
	Compliance Status:	Yes No

SCHEDULE 7.4

(Existing Investments)

None.

SCHEDULE 7.5

(Existing Liens)

The following entities are listed as Additional Insureds on the Company’s Master Special Multi-Peril insurance policy (Hartford Policy No. 13UUN UJ5809):

1.               CIN Meadows, LLC

2.               Linque Management Co., Inc.

3.               Sun Microsystems

The following entity is listed as a Loss Payee on the Company’s Master Special Multi-Peril insurance policy (Hartford Policy No. 13UUN UJ5809):

1.               Minolta Business System

SCHEDULE 7.6

(Existing Indebtedness)

None.